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Exhibit 21


                                 SUBSIDIARIES

                  Subsidiary                      Jurisdiction of Organization
                  ----------                      ----------------------------

               DSI(HK) Limited                               Hong Kong

         Meritus Industries Limited                          Hong Kong

            RSP Products Limited                             Hong Kong

            Elite Dolls Limited                              Hong Kong